Exhibit 10.2

PROPOSAL TWO

APPROVAL OF 2005 STOCK INCENTIVE PLAN

In March 2005, the Board approved the 2005 Stock Incentive Plan (the “2005 Plan”) for a vote by our stockholders. The purposes of the 2005 Plan are to further our growth and development, attract new employees and create incentives for existing employees. The following is a summary of the material terms of the 2005 Plan which is qualified in its entirety by a copy of the 2005 Plan, attached hereto as Appendix A.

The 2005 Plan provides for the grant of stock options, including both nonqualified and incentive options, and restricted stock to full and part-time employees. An employee who at the time of the award owns 10% or more of the combined voting power of all classes of our stock is not eligible for any award under the 2005 Plan. Subject to certain adjustments, the 2005 Plan would permit total equity awards over the life of the 2005 Plan of up to 4,000,000 shares of common stock, subject to the following limits:

•	Aggregate limit on shares designated for stock options	2,500,000 shares
•	Aggregate limit on shares designated for restricted stock	1,500,000 shares

Options or restricted stock cannot be awarded to any employee during a calendar year in excess of 10% of either of these limits. If any outstanding award expires, is no longer exercisable, is forfeited or is repurchased by us, the shares subject to the award continue to be available under the 2005 Plan.

The Board will administer the 2005 Plan unless and until such administration is delegated to a committee of the Board. The Board, or the designated committee, determines and designates from time to time (a) those employees to whom awards are granted, (b) the size, form, terms (including vesting) and conditions of awards under the 2005 Plan, and (c) rules with respect to the administration of the 2005 Plan.

Stock Options

The purchase price of the stock under each option will be no less than the fair market value of the stock at the time such option is granted, and no options will be repriced. The Plan administrator determines the duration of any option, except that options may not be exercised after the earlier of five years following date such option vests or seven years from the date of grant. An employee may pay the exercise price in cash or, upon approval of the Plan administrator, in our common stock. A stock option will terminate and may not be exercised 90 days after an employee ceases to be employed for any reason other than for cause, disability, or death. If an employee ceases employment for cause or if the employee breaches any covenant not to compete or nondisclosure agreement, unless otherwise provided in the individual option agreement, all options will cease vesting and terminate. If an employee ceases employment due to death or disability, all outstanding vested options will be exercisable for one year after such employee ceases employment or, if earlier in the case of disability, until 30 days after the employee no longer has a disability.

Restricted Stock

Restricted stock granted under the Plan may be subject to a vesting schedule and, if so, the employee’s right to fully vest in a restricted stock award is subject to continuous employment. If the employee terminates continuous service for any reason, including disability, any unvested restricted stock as of the date of termination of continuous service will be forfeited to us. A purchase price may be required, at the Plan administrator’s discretion, to be paid for the restricted stock. If a purchase price is established the restricted stock may not be repriced.

Valuation

For purposes of the 2005 Plan, fair market value for stock options shall mean the New York Stock Exchange Composite Transactions average closing price for the stock reflected in The Wall Street Journal or another publication selected by the Board for the ten trading days preceding the day an award is granted. As of the close of business on March 24, 2005, the closing price of our common stock was $34.65.

Change in Control

If a change of control event occurs, as defined in the 2005 Plan, then the vesting of all stock options and shares of restricted stock will be accelerated in full. In anticipation of a change in control event, the Plan administrator may provide that all unexercised options must be exercised upon the change in control event or within a specified number of days thereafter or such options will terminate. Any option not exercised prior to the time frame stated in the notice will terminate.

Amendment and Termination of the 2005 Plan

Except for early termination of the Plan, the Board cannot make any material change or amendment to the 2005 Plan without further approval of the stockholders.

The 2005 Plan terminates ten years after the effective date, but the Board may suspend or terminate the 2005 Plan at any time. No incentive stock options or restricted stock may be granted any time after ten years after the effective date of the 2005 Plan.

Federal Income Tax Consequences

The rules governing the tax treatment of stock options and restricted stock depend largely on the surrounding facts and circumstances. Generally, under current federal income tax laws, an employee will recognize income, and we will be entitled to a deduction as follows:

Stock Options

If an employee does not dispose of the shares acquired pursuant to the exercise of an incentive option within one year after the transfer of the shares to the employee and not within two years from the grant of the option, the employee will not realize taxable income as a result of the grant or exercise of the option (except for purposes of the alternative minimum tax upon the exercise of the option), and any gain or loss that is subsequently realized may be treated as a long term capital gain or loss, depending on the circumstances. We will not be able to deduct any amount for the grant of the incentive stock option or the transfer of shares upon exercise. If the employee disposes of the stock prior to one year after the transfer of the shares (or prior to two years from the option grant date), the employee will realize ordinary income in an amount equal to the lesser of (a) the excess of the fair market value of the common stock acquired on the date of exercise over the exercise price or (b) the gain recognized on such disposition. In such event, we will be entitled to a deduction for the amount of ordinary income (which is treated as compensation) realized by the employee. Upon the exercise of a nonqualified stock option, the employee will generally realize ordinary income equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. We will be able to deduct an amount equal to the ordinary income realized by the employee.

Restricted Stock

An employee who receives an award of restricted stock will realize ordinary income (on a per share basis) at the time any restrictions lapse equal to the difference between the fair market value of the common stock at the time such restrictions lapse and the amount paid, if any, for the stock. Alternatively, under Section 83 of the Internal Revenue Code, the employee may elect to accelerate the tax event and realize ordinary income (on a per share basis) equal to the difference between the amount paid, if any, for the common stock and the fair market value of the common stock on the date of grant upon the receipt of an award of restricted stock. When the employee recognizes ordinary income, we will be able to deduct an amount equal to the ordinary income recognized by the employee.

Section 409A

Section 409A, a new section added to the Code in 2004, makes significant changes to the tax treatment of certain types of deferred compensation. Failure to comply with the requirements of Section 409A results in current income of amounts deferred, along with interest and a significant tax penalty. Certain types of equity-based compensation are exempt from Section 409A. We intend to operate the 2005 Plan so that all grants under the 2005 Plan are exempt from Section 409A.

New Plan Benefits

As of the date of this proxy statement, no executive officer or employee has been granted any options or restricted stock subject to stockholder approval of the 2005 Plan. The benefits to be received by our executive officers and other employees pursuant to the 2005 Plan are not determinable at this time.

Other Equity Compensation Plan Information

The following table summarizes all of our existing equity compensation plans under which securities may be issued as of December 31, 2004. The only types of equity compensation plans that we have are plans that authorize the granting of options to purchase shares of our common stock.

Plan Category	Number of securities to be issued upon exercise of outstanding options (a)	Weighted-average per share exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (c)

Equity compensation plans approved by security holders	3,151,055	$21.60	996,044	*
Equity compensation plans not approved by security holders	606,600	$12.40	—

Total	3,757,655	$20.12	996,044

*                                         Includes options covering 745,204 shares that are available to be granted under our 1997 stock option plan. Our Board has determined that no further options will be granted under this plan.

A description of the equity compensation plans that were not approved by the security holders is as follows.

1999 Non-Employee Directors Stock Option Plan

Effective March 1999, our Board adopted a stock option plan that authorized the granting of options to purchase 30,000 shares of our common stock to non-employee directors. During 1999, the Board approved grants of options covering a total of 30,000 shares of our common stock to several Board members. The exercise price of the common stock underlying each option was the average closing price for the ten days prior to the grant. Under this plan, options covering up to 33 1/3% of the underlying shares are exercisable on each anniversary from the date of grant and the director must exercise the option within five years of the date each option vests. This plan terminates on the earlier of March 12, 2009 or the date on which all options granted under the plan have been exercised in full.

Chief Executive Officer and President’s Plan

Pursuant to the employment agreement, dated October 15, 2001, and the stock option agreement, dated as of November 1, 2001, between the Company and Peter A. Dea, our CEO and President, we granted non-qualified stock options to Mr. Dea for the purchase of 600,000 shares of our common stock. The exercise price of the options was equal to $2.50 below the closing price per share on the effective date of his employment agreement. The stock options are subject to the conditions of the agreements and vest equally over four years and must be exercised within five years of the date on which they vest. The difference between the closing price on the effective date and the exercise price is being amortized over four years as compensation expense. This option plan will terminate on the earlier of October 15, 2010 or the date on which all options granted under the plan have been exercised in full.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL TWO, APPROVAL OF THE 2005 STOCK INCENTIVE PLAN